Exhibit 99.1

Thanks Rich

Good Morning Shareholders and welcome to this informal business update on our company CHDT Corp.

We have  gone through several changes over the past year and I believe that we have a management team and business plan that can deliver a solid record of financial performance in time and with sustained adherence to our plan.

Last year we purchased a generator company and at the end of the year we purchased Capstone Industries.  By the end of 2006, we sold the local South Florida based generator company to invest our money and full time  attention on Capstone Industries and their STP licensing opportunity. We gave up the potential large short term generator revenues, which required ongoing financing of inventory and market expansion,  for the long term goal of building of a national consumer products company.

Capstone Industries is the kind of company that we will look to acquire in the coming years.  Of course, whether we consummate a merger depends on several factors, including the long term and short term return on investing in,  and the costs of running and expanding,  an established business.  We will look for companies with market position and an opportunity that  requires the same kind of management and funding like the Capstone acquisition. This is the reason our board decided to change the name of our Company as it did not accurately reflect the current business of the company. While using Chinese manufacturing sources will remain key to the Company’s business lines, the primary focus of the company will be distribution of consumer products through North American distributors and retailers. Our company uses our subsidiaries names in marketing our products so our company name CHDT Corp is not used in any sales or marketing efforts, it is simply the name of our holding company.

We had hoped we could keep our old symbol but that has changed as has our business model, our management, our name, and our website. We have a new exciting start which begins with our new name and symbol and I look forward to updating you on our progress as our team works to deliver these new product lines to market.

Our goal is to start to produce consecutive fiscal quarters of solid financial performance and improved financial performance.  This is the only way, we believe, to bring the stock price to a level that enhances shareholder value and rewards shareholder patience.

I now would like to turn to back to Rich who will ask me questions emailed in over the past week.

Rich

Webcast Q&A- 7/16/07

1.

Howard, what was the reason for the name change and symbol change?

A: The name was changed to properly reflect the fact that the focus of the company is significantly broader than trading  and sourcing goods from China. We asked to retain our symbol, but NASDAQ Market operations decided against it.  OTC BB companies cannot retain trading symbols, unlike NYSE and NASDAQ companies. We will now be under one roof, along with new warehouse, showroom and conference space.

2.

Can you please explain the disclaimer on the new chdtcorp.com website, when the Capstone Industries link is selected?

A:   SEC position is that public companies are suppose to separate commercial/product web pages, pages, which contain a lot of sales language, from corporate/investor web pages.  The regulatory intent is not to confuse investors with language that is purely standard sales and marketing claims for products.  The SEC views the two, product info and company info, as completely separate when dealing with investors.  The disclaimers are standard and intended to alert users of the difference between product promotional language and investor information.

3.

Howard, I am anxious to see the STP product lines in stores.  When should this occur?

A: We are well underway on Capstone’s STP Tools line. As previously mentioned, introductions to retailers have begun, but it would be in appropriate to discuss buying decisions or retail placement at this time.  The market launch date of STP Tools will be on October 30th of this year at the AAPEX show in Las Vegas.

4.

Does The Armor All / STP Products Company need to approve every product that you produce under the STP brand

A: We are building our product lines against the established category commitments in our agreement with Clorox.  Each product must be approved by Clorox’s Armor All / STP prior to being placed on Retailer’s shelves.

5.

Howard, what is the status of the Simply Comfort line of products from Capstone?

A: The Simply Comfort trademark was abandoned  by our marketing team for a more appropriate trademark  now called SOUND BODY. Introductions to retailers have begun, but it would be in appropriate to discuss buying decisions or retail placement at this time.

6.

Howard, can you explain why we haven’t seen any recent Capstone updates?

A:  Our policy is not to put out releases or information that is non-specific. During the past eight months we have fully developed our Comfort line and are looking to finish our first two phases of STP products by October. It is our policy that while products are under development we will not publicly discuss them because we don’t  want to tip our hat to our competitors. Once we have placed the products we will then announce these milestones as well as put the items on our websites.

For example we have been given the  URL www.stptools.com but we will not launch that site until we are unveiling our STP line at the October 30th Appex International Hardware Show.

So I hope you will understand and appreciate our silence over the past six months. We have exciting new products and technologies that require us to be silent if we want to be first to market.

7.

Howard, how does Capstone expect to meet their sales goals?

A: Reid Goldstein, President of Capstone, along with Oscar Martinez, Vice President Sales and John Argos, National Sales Director, have taken an aggressive management position and brought on board - 7 of the top sales rep organizations in the country.  These companies, and their 60+ reps will contribute to Capstone’s presence and growth in the following distribution channels:  automotive, convenience stores, drug, hardware, home improvement, office supply, mass market, sporting goods,  supermarkets, travel centers and warehouse clubs.

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8.

Howard, what is the status of your booklights?

A:  Capstone booklights are doing very well.  Our new sales team has determined an umbrella branded name is more appropriate.  So in keeping with our other branded programs, i.e. Sound Body and STP Tools, our booklight products , other than private label, will become part of a brand called PATHWAY LIGHTS.  This brand also includes task lights and novelty lights.

9.

Howard, what products will these reps handle?

A: The rep organizations that have joined Capstone are companies that service many different channels of distribution.  Therefore, they will be selling our branded Sound Body Comfort line, STP Tools, Pathway Lights and selected gift lines from our merged subsidiary Souvenir Direct inc.